UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Richmond Brothers’ slate of two highly-qualified director nominees to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 16, 2017, Richmond Brothers issued the following press release, which was also posted to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Richmond Brothers and Mark Ravich Comment on Rockwell Medical, Inc. Earnings

Discouraged by Rockwell’s Failure to Execute and Continued Delay in Bringing Triferic to Market

Dismayed that Shareholders Were Denied Opportunity to Ask Questions on Earnings Call – Reinforcing Need for Increased Transparency with Investors

Believe Rockwell’s Slightly More Detailed Pipeline Update is a Reactive Move Sparked by Richmond and Ravich Involvement

JACKSON, MI and ST. LOUIS PARK, MN (March 16, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.9% of the Company’s outstanding common stock, today commented on Rockwell’s fourth quarter and year-end results announcement.

David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich issued the following statement:

“Following yesterday’s earnings announcement, we continue to feel deeply frustrated by the Company’s failure to execute successfully on any plan to drive shareholder value in recent years. We believe that the current management and Board are running Rockwell as if it were a private entity, rather than a public company accountable to shareholders. That is why we believe direct shareholder representation is sorely needed on the Rockwell Board, and why we will continue to fight for our election as directors.

While it is a positive development to see Rockwell provide more transparent updates around its drug pipeline, we believe that this is purely a reactive response to the public pressure we have exerted on the Company, rather than an altruistic attempt at true openness with shareholders. What’s more, it is unfortunate that Rockwell has failed to address the ongoing delays with Calcitriol, as well as the Baxter situation – demonstrating, in our view, clear attempts to paper over their failures and missteps that are, we believe, the products of inexperienced management. The fact that it has taken so long for the Company to provide such a pipeline update – as well as what we see as their refusal to address other important issues – reinforces our contention that Rockwell has failed to adequately communicate with its shareholders for years.

Furthermore, we are discouraged that no questions were taken by management on the conference call following the Company’s earnings announcement, especially given the fact that we are aware of multiple attempts made by Rockwell shareholders to pose questions on the call. Management’s apparent disregard for shareholders epitomizes our deep frustration with the Company and our belief that change is desperately needed in the boardroom.

With regard to Triferic specifically, we would note that Rockwell has previously disclosed that it is close to bringing the drug to market, but we are concerned that this has not yet happened in a meaningful way – and we question how long shareholders will have to wait. We sincerely hope that Rockwell can achieve transitional add on pricing for Triferic in the near future, but we must admit that we are disillusioned by the fact that the Company can offer no meaningful update on the process at this stage – aside from positive platitudes lacking in detail.

The bottom line is that change is urgently needed at Rockwell, and we believe that, as long-term and significant shareholders, we are well-positioned to effect this change and ensure that shareholders’ best interests are represented on the Board.”

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

Media Contact

Sloane & Company

Joe Germani / Jaimee Pavia, 212-486-9500

jgermani@sloanepr.com / jpavia@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Richmond Brothers, Inc. (“Richmond Brothers”) and Mark H. Ravich, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Rockwell Medical, Inc., a Michigan corporation (the “Company”).

RICHMOND BROTHERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Norman J. Ravich Irrevocable Trust (“NJR Trust”), Norman and Sally Ravich Family Trust (“NSR Trust”), Alexander Coleman Ravich 1991 Irrevocable Trust (“ACR Trust”), Alyssa Danielle Ravich 1991 Irrevocable Trust (“ADR Trust”), Mark H. Ravich, Richmond Brothers, RBI Private Investment I, LLC (“RBI PI”), RBI PI Manager, LLC (“RBI Manager”), Richmond Brothers 401(k) Profit Sharing Plan (“RBI Plan”), David S. Richmond and Matthew J. Curfman.

As of the date hereof, NJR Trust beneficially owned 44,400 shares of common stock, no par value per share (the “Common Stock”). As of the date hereof, NSR Trust beneficially owned 18,500 shares of Common Stock, consisting of shares underlying certain call options. As of the date hereof, ACR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, ADR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Ravich directly beneficially owned 354,750 shares of Common Stock, including 70,000 shares underlying certain call options. Mr. Ravich, as the trustee of each of NJR Trust, NSR Trust, ACR Trust and ADR Trust, may be deemed to beneficially own the 112,900 shares beneficially owned in the aggregate by such trusts. As of the date hereof, 5,183,152 shares of Common Stock were held in certain accounts managed by Richmond Brothers (the “Separately Managed Accounts”). Richmond Brothers, as the investment advisor to the Separately Managed Accounts, may be deemed to beneficially own the 5,183,152 shares held in the Separately Managed Accounts. As of the date hereof, RBI PI beneficially owned 164,841 shares of Common Stock. RBI Manager, as the manager of RBI PI, may be deemed to beneficially own the 164,841 shares owned by RBI PI. As of the date hereof, RBI Plan beneficially owned 34,087 shares of Common Stock. As of the date hereof, Mr. Richmond beneficially owned directly 176,412 shares of Common Stock. Mr. Richmond, as Chairman of Richmond Brothers, manager of RBI Manager and a trustee of RBI Plan, may also be deemed to beneficially own the 5,183,152 shares held in the Separately Managed Accounts, 164,841 shares owned by RBI PI and 34,087 Shares owned by RBI Plan. Mr. Richmond may also be deemed to beneficially own the 28,096 shares owned directly by his spouse, 147 shares owned directly by his daughter and 7 shares owned directly by his son. As of the date hereof, Mr. Curfman beneficially owned directly 40,684 shares of Common Stock. Mr. Curfman, as President of Richmond Brothers and a trustee of RBI Plan, may also be deemed to beneficially own the 5,183,152 shares held in the Separately Managed Accounts and 34,087 Shares owned by RBI Plan. Mr. Curfman may also be deemed to beneficially own the 34,385 shares owned directly by his spouse.